EXHIBIT 8.1

Subsidiaries

JURISDICTION OF
INCORPORATION
ENTITY	OR ORGANIZATION
Stratasys Solutions Ltd.	England
Stratasys AP Limited	Hong Kong
Stratasys Direct, Inc.	California
Stratasys GMBH	Germany
Stratasys, Inc.	Delaware
Stratasys Japan Co. Ltd.	Japan
Stratasys Korea Ltd.	Korea
Stratasys Latin America Representacao De Equipamentos Ltd.,	Brazil
Stratasys Mexico S.A. de C.V.	Mexico
Stratasys Shanghai Ltd.	China
Stratasys Powder Production Aps.	Denmark
RP Support Ltd.	United Kingdom
Stratasys Power Production Ltd.	United Kingdom